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                                  Exhibit 99.2


Zygo to sell Westborough Facility, Announces Expected Charge to Earnings Related to the Discontinued Telecommunications Business

MIDDLEFIELD, Conn. - August 25, 2004 - Zygo Corporation (NASDAQ: ZIGO) announced today that it has entered into an agreement to sell its vacant Westborough, Massachusetts, facility. The sales transaction, anticipated to be completed in the fall of 2004, is expected to generate approximately $2.0 million in cash, net of selling expenses. The Company also announced that an impairment charge will be recorded of $4.9 million, net of tax, in the fourth fiscal quarter ended June 30, 2004 to reflect the change in the fair market value of the property.

Bruce Robinson, Zygo's Chief Executive Officer, commented: "The weak local real estate market for clean room space has continued and this agreement reflects the culmination of many months of diligent marketing efforts. This sale will mark the completion of our exit from the telecommunications segment of our business."

Zygo Corporation, headquartered in Middlefield, Connecticut, is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets. See ZYGO's web site at www.zygo.com for additional information.

All statements other than statements of historical fact included in this news release regarding the Company's financial position, business strategy, plans, anticipated growth rates, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on new product development, rapid technological and market change, international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, and changes in expected costs of discontinued operations. Further information on potential factors that could affect Zygo Corporation's business is described in the Company's reports on file with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended June 30, 2003.


Contact:
For Further Information Call:
Walter Shephard
Vice President, Finance, and CFO
Voice: 860 704-3955